STINGER SYSTEMS TO TRADE ITS COMMON STOCK ON OTC BULLETIN BOARD
February 24, 2006 — Tampa, Florida, Stinger Systems, Inc. (OTCBB:STIY.OB) a leading provider of less-lethal stun technology to the law enforcement and military community, today announced that its common stock has been approved to trade on the Over The Counter Bulletin Board (OTCBB) under the symbol STIY.OB. The stock had previously traded on the Pink Sheets.
According to Mr. Gruder, Stinger Systems CEO, “we are pleased to announce the move from trading on the Pink Sheets to the OTC Bulletin Board. It is part of our continuing effort to bring more visibility and accessibility to our stock to the investing community.”
ABOUT STINGER SYSTEMS
Stinger Systems, Inc., a leading provider of stun technologies, develops and sells a broad array of products utilizing advanced electro sparc-pulsed technology to police, prison, and security sectors worldwide. The Company’s products include: The Stinger, a projectile stun gun that offers greater accuracy and range than other pistol style stun guns and provides the highest target attainment rate in the market through the use of the Company’s exclusive QuadraShock technology; Band-It™ a market leader in electronic restraint used in the transportation and control of potentially dangerous detainees; ULTRON II™ a contact stun device for use in hand to hand control situations; and the Ice Shield™ for use in crowd control and officer protection. The Company has a worldwide user base of 12,000 and over 1,200 instructors certified to train users of Stinger Systems product lines. Stinger stun products are currently in use by hundreds of state and municipal agencies nationwide including the U.S. Dept. of Justice, Federal Bureau of Prisons, and the U.S. Marshals Service. For more information about Stinger Systems, see http://www.stingersystems.com.
FORWARD-LOOKING STATEMENTS
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Stinger Systems’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the risks described in Stinger Systems’ filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Stinger Systems undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
2701 N Rocky Point Dr • Ste 1130 • Tampa, FL• 33607 • 866.STUNSHOT • www.stingersystems.com